Exhibit 10.4

FIRST AMENDMENT TO THE GEORGIA GULF CORPORATION

2011 EQUITY AND PERFORMANCE INCENTIVE PLAN

This First Amendment to the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan (this “Plan Amendment”) is made as of January 28, 2012 by the Board of Directors (the “Board”) of Georgia Gulf Corporation, a Delaware corporation (the “Company”). This Plan Amendment will be effective for all awards granted under the Georgia Gulf 2011 Equity and Performance Incentive Plan (the “Plan”) only after the effective date of this Plan Amendment as described herein.

WHEREAS, on March 25, 2011, the Board approved and adopted, subject to the approval of the Company’s stockholders at the Company’s 2011 annual meeting of stockholders, the Plan;

WHEREAS, on May 17, 2011, the Company’s stockholders approved the Plan;

WHEREAS, the Company has entered into the Merger Agreement, dated as of July 18, 2012 (the “Merger Agreement”), by and among the Company, PPG Industries, Inc., Eagle Spinco Inc. and Grizzly Acquisition Sub, Inc.;

WHEREAS, it is the desire of the Company to amend the Plan, subject to the approval by the Company’ stockholders and effective as of the date the transactions contemplated by the Merger Agreement are consummated, to: (1) increase the maximum number of shares of Common Stock that may be issued or transferred under the Plan; (2) permit the grant of awards in substitution for or conversion of stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary, with the shares of Common Stock delivered under the substituted or converted award not counting against the share limit or other limits on the number of shares of Common Stock available for issuance under the Plan; and (3) limit the aggregate amount of stock or stock-based awards which a non-employee director may be granted under the Plan during any calendar year to a value as of their respective Dates of Grant of $300,000.

WHEREAS, the Board may amend the Plan, subject to the approval by the Company’s stockholders and conditioned upon the consummation of the transactions contemplated by the Merger Agreement, under Section 19(a) of the Plan to make the changes described above.

NOW, THEREFORE, subject to the approval by the Company’ stockholders and effective as of the date the transactions contemplated by the Merger Agreement are consummated, the Board hereby amends the Plan as follows:

1. Amendment to Section 3(a)(i) of the Plan. Section 3(a)(i) of the Plan is hereby amended and restated in its entirety as follows:

“(i) Subject to adjustment as provided in Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance

Shares or Performance Units that have been earned, (E) as awards to non-employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 3,600,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.”

2. Section 3(c)(iv) of the Plan. Section 3(c)(iv) of the Plan is hereby added as follows:

“(iv) Notwithstanding anything in this Section 3(c) to the contrary, during any calendar year, no non-employee Director will be granted stock or stock-based awards under this Plan that, in the aggregate, have a value as of their respective Dates of Grant in excess of $300,000.”

3. Section 9 of the Plan. Section 9 of the Plan is hereby amended and restated in its entirety as follows:

“Awards to Non-Employee Directors. Subject to the limits set forth in Section 3(c) and Section 3(d) of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of shares of Common Stock, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash.”

4. Amendment to Section 22(j) of the Plan. Section 22(j) of the Plan is hereby added as follows:

“(j) Awards may be granted under this Plan in substitution for or conversion of, or in connection with an assumption of, option rights, appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares of Common Stock that are issued or transferred, and any awards that are granted by or become obligations of the Company, under this Section 22(j) will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan.”

5. Miscellaneous.

(a) Except as amended by this Plan Amendment, the Plan shall remain in full force and effect.

(b) Capitalized terms used but not defined in this Plan Amendment have the respective meanings ascribed thereto in the Plan.

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